Exhibit 99.1

Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141
FOR IMMEDIATE RELEASE
Company Contact
February 16, 2012	Jacqueline E. Burwitz
Vice President,
Investor Relations
314-985-2169
ENERGIZER HOLDINGS, INC. COMPLETES EXCHANGE OFFER
FOR ITS 4.700% SENIOR NOTES DUE 2021
ST. LOUIS, February 16, 2012. Energizer Holdings, Inc. (NYSE:ENR) announced today the completion of the exchange offer for all of its outstanding 4.700% Senior Notes due 2021 which were issued in May 2011 and were not registered under the Securities Act of 1933 (the “Private Notes”) in exchange for its 4.700% Senior Notes due 2021, which have been registered under the Securities Act (the “Exchange Notes”).
The exchange offer expired at 5:00pm Eastern Standard Time on February 15, 2012. As of that time, $600 million in principal amount of the Private Notes, or 100% of the outstanding principal amount of the Private Notes, had been tendered in the exchange offer. The Company has accepted for exchange all Private Notes validly tendered and not withdrawn prior to the expiration of the exchange offer.
The terms of the Exchange Notes are substantially identical to the terms of the Private Notes, including subsidiary guarantees, except that provisions relating to transfer restrictions, registration rights and additional interest will not apply to the Exchange Notes.
This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful. The exchange offer was made solely by the prospectus dated January 10, 2012 and the related letter of transmittal.

About Energizer:
Energizer Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer goods company operating globally in the broad categories of personal care and household products. Energizer's Personal Care Division offers a diversified range of consumer products in the wet shave, skin care, feminine care and infant care categories. Our portfolio includes well established brand names such as Schick(R) and Wilkinson Sword(R) men's and women's shaving systems and disposables; Edge(R) and Skintimate(R) shave preparations; Playtex(R) tampons, gloves and infant feeding products; Banana Boat(R) and Hawaiian Tropic(R) sun care products and Wet Ones(R) moist wipes. Energizer's Household Products Division offers consumers the broadest range of portable power solutions, anchored by our universally recognized Energizer(R) and Eveready(R) brands.